April 30, 2001

COMPUTER ASSOCIATES INTERNATIONAL CORRECTS FOR THE RECORD PUBLISHED INFORMATION THAT IS MISLEADING OR INACCURATE

On Sunday, April 29, the New York Times published a news report that, unfortunately, contained misleading and at times false information regarding CA's business and technical performance. It is regrettable that this story fails to reflect the objectivity and balance by which this newspaper is generally known.

In the interest of full and fair disclosure, the company is responding to this report by providing facts and correcting the inaccurate statements for the record.

We believe this to be in the best interest of our shareholders, customers, employees and the financial community, all of whom urged us to respond.

Claim: "CA's efforts to diversify out of the mainframe business have been a painful failure"

Fact: Since 1995, CA's non-mainframe business, both in absolute terms, as well as a percentage of our overall business, has grown dramatically and steadily. In Fiscal Year 2000, the mainframe market represented 42% of the company's revenue mix, down from 72% in FY 1995. This can be readily confirmed by reliable independent sources such as International Data Corporation, the leading source of industry data of this nature, as well as CA's publicly disclosed audited financial reports.

Claim: As measured by "standard accounting rules," CA's sales have fallen almost two-thirds over the last six months. To cover that, the company has begun presenting its financial results in a way that confuses even the Wall Street analysts who follow it.

Fact #1:

When CA introduced its new Business Model in October 2000, the use and propriety of using pro forma pro rata financial information was discussed and disclosed. This was seen as a better way to measure operating performance as the company moved to the new Business Model. The reporting method of using pro forma financial information may more accurately reflect true operating performance and has been used by many other technology companies, including Yahoo, Cisco, BEA, Qualcomm and Veritas. Contrary to what has been reported, this methodology was detailed in the information posted to our Web site, including a clear road map of how these numbers were derived and could be compared with traditionally reported results. CA's independent certified public accounting firm, KPMG LLP, issued an attestation report on the Fiscal Year 2000 results, which was referred to in CA's Form 8-K, on file with the SEC.

Fact #2:

As explained in company statements regarding the new Business Model, CA said it would report revenue on a ratable basis, while deferring to future quarters the Residual Value of the committed contractual amounts. Residual Value translates into revenue in future quarters. Although CA reported preliminarily that it recognized more than $700 million revenue in its last fiscal quarter, the Times omitted the fact that more than $1.3 billion in Residual Value was also committed for this quarter but not reported as revenue. As CA continues to build Residual Value, reported revenue will ramp up. By comparing the reported revenue number with prior year's quarterly results without mentioning this essential component of CA's performance, the Times created an entirely misleading impression of CA's overall revenue. The Times also omitted any reference to CA's cash flow - - one of the hallmarks of a company's financial health. Even while reporting pro forma pro rata results, CA's cash flow has remained strong.

Fact #3:

Even though CA's use of pro forma pro rata financial reporting is a financial and accounting issue, not a single financial analyst was quoted or referenced by the Times. Numerous financial analysts who closely follow CA have endorsed the company's move to the new Business Model. A selection of their comments follows:

"While growth under CA's new term licensing/ratable recognition model remains modest, the predictability stands out in the current environment of technology earnings misses. And with two quarters of the new model now under its belt, CA is paving the way for smoother, more reliable earnings that should further comfort investors." - - Drew Brosseau, SG Cowen, April 23, 2001.

"Further, we think that CA's shift to a ratable revenue recognition model is affording management with perhaps the highest levels of visibility in the company's history, which when combined with the underlying mainframe software market fundamentals should drive premium valuations in the near-to-mid-term." - - John P. McPeake and Todd M. Burnside, Prudential Securities, April 17, 2001.

"Meanwhile, the company's new pricing scheme, under which customers may purchase CA products on a subscription basis, appears to be a winner, as customers like the ability to do smaller deals on flexible terms." - - Sarah Mattson, and Deana Schreindl, Dain Rauscher Wesslels, April 17, 2001.

"We believe the (preliminary Q4 bookings) highlights the attractiveness of the new licensing model to prospects and customers. It also reflects the fact that CA has quickly transitioned to the new model and that its product lineup in core areas like security, storage and enterprise management is solid." - - W. Christopher Mortenson, Deutsche Banc Alex. Brown, Inc., April 16, 2001.

"It is worth noting that many small-medium size infrastructure software companies we cover are moving aggressively to subscription-oriented revenue models whereby large transactions are generally recognized over multiple quarters or years. And while the adoption of this kind of revenue recognition model is arguably much more difficult for more established vendors that depend on near-term recognition of larger contracts, we firmly believe the trend toward subscription models is so compelling that companies that do not change their practices will suffer from overly depressed multiples and valuations. After all, most investors would much prefer to buy stocks based on i) what real the real numbers could be and ii) what valuation they are willing to assign or those results. We firmly believe the subscription revenue model is destined to be adopted by all software companies and thus believe adoption of this model will be a prerequisite for the more established companies (CA, BMC, Compuware) if they are to enjoy the valuation multiples currently assigned to much of the industry." - - Wendell H. Laidley and David P. Eller, Credit Suisse First Boston Corporation, July 21, 2000.

Fact #4:

First call, the entity that reports the consensus of analyst opinions regarding financial results, uses pro forma, pro rata results as the accepted measure for expected financial performance.

Fact #5:

Even though more than 95 percent of CA's business has been written based on the new Business Model in the quarter ended March 2001, the Times' only quoted source - - other than BMC, one of CA's principal competitors - - was the Northeast Regional Data Center. CA and Northeast Regional Data Center discussed a licensing model based on student enrollment, a metric clearly not available under the historical business model.

Note: For customer reaction to the new Business Model, visit http://ca.com/nbm/quotes.htm

Fact #6:

While BMC is quoted in the article as having not "run into this, quote, new model," here is what financial analysts report about BMC as recently as a week ago: BMC was altering its sales and licensing model to add greater flexibility to its clients, BMC will be taking certain contracts ratably where clients require flexibility, these contracts are estimated to be $80-110 million of deferred license revenue during FY02, and that such an adjusted model will enable BMC to provide better client satisfaction while building greater financial visibility. In brief, it appears that BMC not only ran into the model, it felt the need to respond to it.

Claim: CA used "accounting tricks" to systematically overstate its revenue and profits for years

Fact: The Times claims that the crucial issue in determining when software companies can immediately book fees as revenue is whether the fees are classified as license or maintenance. This is clearly not the case. Under the new Business Model and the resultant ratable recognition of revenue, this distinction has become meaningless. That is one of the intended consequences of shifting to the ratable recognition. Recognizing all revenue ratably over the life of an agreement - - license fees or maintenance - - is the most conservative and realistic revenue recognition model. CA is the first large enterprise software company to adopt this system.

The Times implies that CA historically could affect the recognition of revenue through contract extensions, or what it refers to as "re-rolls." The impetus for a contract extension typically was the addition of new products or an increase in computing capacity. By extending the term of an agreement, customers could gain cost certainty and greater discounts for the additional years. Such extensions were accounted for in a consistent manner with respect to " unbundling" the maintenance component of the agreement. Most software companies - - including BMC and others - - extend license agreements in a comparable manner.

Accounting rules such as detailed in AICPA Statement of Position ("SOP") 97-2 (as amended by SOP 98-4 and SOP 98-9), clearly defines the criteria for recognizing revenue. To the extent that maintenance fees are "bundled" together with license revenue, the maintenance fee must be "unbundled" and recognized over the life of the contract period. Consistent with the aforementioned guidance, one must have vendor specific objective evidence ("VSOE") to determine the value of maintenance contained within a bundled license and maintenance contract. This determination is neither arbitrary nor "discretionary." Based upon the VSOE established for maintenance, a fixed percentage of bundled contracts is deferred. This percentage was generally at the higher end of "usual" maintenance amounts. This methodology was subjected to audit by our independent public audit firm and was recognized as general practice within the industry.

To our knowledge, no accounting source has questioned CA's accounting methodology. In fact, the article acknowledges that there may be nothing wrong with the way the company prepares its financial results. While the Times notes that CA's independent public accounting firm declined to comment on the article, KPMG LLP was not prepared to issue a meaningful response before the article's deadline.

In response to the Times' article, KPMG LLP stated on April 29, 2001: "As stated in our audit report dated May 10, 2000, we performed an audit on Computer Associates' consolidated fiscal year 2000 financial statements in accordance with generally accepted auditing standards and issued a report indicating that such financial statements were presented, in all material respects, in accordance with generally accepted accounting principles."

In response to the Times' article, Ernst & Young LLP stated on April 29, 2001: "As stated in the audit opinion for the periods reviewed by Ernst & Young LLP, the financial statements were presented fairly in all material respects according to generally accepted accounting principles."

Generally accepted accounting principles (GAAP) require software companies to recognize revenue in accordance with the requirements of Statements of Position 97-2 and 98-9. CA's recognition of revenue has complied with GAAP.

Claim: "The complexity of Unicenter TNG makes it difficult to install, and most companies are not able to operate it successfully," according to comments attributed to Donna Scott, a Gartner Group analyst quoted in the article.

Fact: CA has thousands of Unicenter TNG installations and signs hundreds of new contracts quarterly. Thousands of companies around the world rely upon Unicenter TNG to run their business. In fact, the Gartner Group uses Unicenter TNG. Press releases and success stories on many of companies using Unicenter appear regularly on CA's Web site. In fiscal year 2001 alone, CA issued more than 80 press releases on customers who chose Unicenter TNG. Some of these in North America alone are Allstate, ABN Amro , AXA Group, Sabre, BellSouth, USA Group, and EDS.

Claim: Both inside and outside Computer Associates, Unicenter is derisively called "shelfware," or software that is bought but never used.

Fact: According to market share data independently compiled by IDC, CA's share of the worldwide system management software revenue for the year 1999 was 28.4%. According to a January 2001 report by the Butler Group, CA held a prime position in the systems management tools marketplace with its Unicenter TNG offering. According to an Enterprise Management Associates report in November 2000, customers expressed satisfaction with Unicenter in addressing event correlation and root cause analysis. Most recently, Network Magazine named Unicenter TNG as the "Product of the Year."

Claim: While acknowledging that all software vendors raise fees when new IBM hardware is installed, IBM is reported to claim that CA provides "little support" for such increases.

Fact: IBM introduced the basic tiered, or capacity-based, pricing model for software products in the early 1980's. Today, most independent software vendors offer software on such a tiered pricing basis. While over the years, CA introduced many licensing innovations, such as enterprise-wide licensing, the basic model has not changed: customers are charged for software products based on the processing capacity (tier group, or 'MIPS' capacity), of the systems they run on; the larger the processing capacity, the higher the price.

Secondly, virtually every Fortune 100 company relies upon CA software. Customers must be secure in knowing that the software they rely on is immediately compatible with new releases of IBM's hardware and operating system software. On March 30, 2001, CA announced the immediate availability of comprehensive management support for IBM's new z/OS operating system. In a press release the same day, IBM stated: "I am pleased that CA is announcing support for IBM's zSeries 900 processors" and " [c]reating CA offerings that are compatible with our eServers is important to our mutual customers." [Dan Colby, general manager, enterprise servers]

In a press release dated February, 26, 2001, CA announced that IBM Global Services is adding more than 180 CA solutions for worldwide distribution to the IBM SystemPac offering. IBM commented in this release: "This extensive suite of CA eBusiness solutions is an important and welcome addition to the SystemPac program." [Bill Pettus, Global Product Support Executive for Server Group Products, IBM Global Services]

Claim: At most big software companies, maintenance fees account for more than one-quarter of overall revenue while maintenance accounted for only 14% of CA revenue in Fiscal Year 2000.

Fact: When looking at maintenance as a percentage of overall revenue, there is substantial variance throughout the enterprise software industry. There are additional components to overall revenue such as professional services that cause this relationship to vary widely. Further, there are differing circumstances involving a company's license revenue, making it difficult to draw a conclusion based on this metric. Items that impact CA that are included in license revenue that may not impact maintenance are:

*  sales to third party resellers where the products are resold and supported by the reseller

*  original equipment manufacturer sales

*  sales by distributors of product for which maintenance may not be offered

*  financing revenue related to installment agreements

*  contracts that are deferred in their entirety and amortized ratably back into revenue in a single line item

*  royalties received

*  international distributor sales

*  fees received from clients related to specific rights

*  transition from mainframe product to distributed licenses

*  accounting for an acquired entity's maintenance (see next point below)

Claim: CA's maintenance revenue increased only $200 million in seven years, even though two companies it bought over that span - - Legent and Sterling Software - - had each reported more than $200 million in maintenance revenue in the last year they were independent.

Fact: Contrary to the implication in the Times' article, Sterling Software was acquired on March 31, 2000, and thus no Sterling maintenance would be included in CA's fiscal results for the period referenced. In addition, the majority of the maintenance revenue of an acquired company may not be reported as maintenance by the acquiring company for a period of time after acquisition. CA's acquisitions over the span were all accounted for using the "purchase method" of accounting as opposed to "pooling of interests." Each of these methods accounts for maintenance differently after the date of acquisition. Under purchase accounting, "deferred maintenance" on an acquired company's balance sheet is not carried over to the acquiring company other than, pursuant to purchase accounting literature, the value associated with the cost to provide the maintenance and associated mark-up. If multiple years' worth of maintenance are included in the deferred revenue balance of the acquired company, it may be several years before the majority of the maintenance related to these sales may be reported as maintenance revenue by the acquiring company. Even then, it is phased in on a pro rata basis. Therefore, it is inappropriate in the short term to measure maintenance growth by adding the maintenance revenue of the acquired entity to the maintenance level of the acquiring company.

Claim: Since the beginning of 2000, CA has been either a plaintiff or defendant in three dozen federal lawsuits, on issues ranging from commission disputes to discrimination claims.

Fact: Half of the CA cases are ordinary commercial collection cases. In the same period, there have been at least 17 federal lawsuits involving BMC and at least 100 involving IBM. The numbers for CA are not excessive considering that, in that time period, CA completed two very large acquisitions that resulted in substantial consolidation of resources.

Claim: CA hires "young, cute girls to basically resell maintenance contracts."

Fact: CA has women in senior management positions throughout the company, including, for example, two of the six North American field area managers, the executive responsible for all of Europe, the corporate Treasurer, the head of the client relations organization, the executive responsible for CA's corporate branding, the chief executive officer of an independent division of the company, the head of the Human Resources Department and others. The Times' characterizations of female members of the sales organization was demeaning to the success these and other women have achieved and the respect they deserve.